EXHIBIT 3.2.1

Amendment to the Restated Bylaws of

Cathay Bancorp, Inc.

1.	The first sentence of Article III, Section 2 is hereby amended and restated to read as follows:

“The Board of Directors shall consist of 14 members.”

2.	Article IV is hereby amended to add the following as Section 5 thereto:

“SECTION 5. Office of the President/CEO. The Office of the President/CEO shall consist of two members, the Executive Vice Chairman/Chief Operating Officer of the Corporation and the Chairman and President/CEO of the Corporation. The Office of the President/CEO shall nominate the executive officers of the Corporation for approval by the Board of Directors.”

3.	The first sentence of Article V, Section 1 is hereby amended and restated to read as follows:

“The Board of Directors shall appoint and fix the compensation of the officers of the Corporation who shall include a Chairman of the Board, an Executive Vice Chairman/Chief Operating Officer, a President, a Vice President, a Secretary, and a Treasurer.”

4.	The following provision shall be inserted as Article V, Section 4, and the existing Article V, Section 4 and subsequent sections in Article V shall be renumbered accordingly:

“Section 4. The Executive Vice Chairman/Chief Operating Officer. The Executive Vice Chairman/Chief Operating Officer (if there is such an officer) shall have such powers and duties as may from time to time be prescribed or assigned by the Board of Directors or as may be prescribed by these Bylaws. In the absence of the Chairman of the Board or in the event of his inability or refusal to act, the Executive Vice Chairman/Chief Operating Officer, if present, shall preside at all meetings of the stockholders and of the Board of Directors. The Executive Vice Chairman/Chief Operating Officer shall also serve as the chief operating officer of the Corporation.”

5.	The second sentence of Article V, Section 5 (previously Section 4) is hereby amended and restated to read as follows:

“The President shall be the chief executive officer unless if the Chairman of the Board has been designated to be the chief executive officer.”